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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                               (Amendment No. 1)*

                    Under the Securities Exchange Act of 1934

                           MicroFinancial Incorporated
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    595072109
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [x]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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   CUSIP No. 595072109
   -----------------------------------------------------------------------------


  1        NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Karen Fleiss
   -----------------------------------------------------------------------------

  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [__]
                                                                     (b) [__]
  ------------------------------------------------------------------------------
  3        SEC USE ONLY

  ------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
  ------------------------------------------------------------------------------


                             5       SOLE VOTING POWER
                                     88,400
                                     -------------------------------------------
       NUMBER OF             6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    646500
       OWNED BY                      -------------------------------------------
         EACH                7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                       88,400
         WITH                        -------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     646,500
   -----------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           734,900
   -----------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               [__]
   -----------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.36%(1)
--------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------
(1) Based on 13,713,899 shares of MicroFinancial Incorporated's Common Stock outstanding as of the report filed on Form 10-K on September 30, 2005.
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ITEM 1(a).        NAME OF ISSUER:

                  MicroFinancial Incorporated

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

                  10 M Commerce Way
                  Woburn, MA 01801


ITEM 2(a).        NAME OF PERSON FILING:

                  Karen Fleiss


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1030 Fifth Avenue
                  New York, NY 10028

ITEM 2(c).        CITIZENSHIP:

                  United States of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.01 par value

ITEM 2(e).        CUSIP NUMBER:

                  595072109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS A:

            This statement is not filed pursuant to Rule 13d-1(b), or 13d-2(b), or 13d-2(c).

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ITEM 4.           OWNERSHIP:

                   (a) AMOUNT BENEFICIALLY OWNED:

                           734,900

                   (b) PERCENT OF CLASS:

                           5.36%(2)

                   (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i)   Sole power to vote or to direct the vote:

                                    88,400

                           (ii)  Shared power to vote or to direct the vote:

                                    646,500

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                    88,400

                           (iv) Shared power to dispose or to direct the disposition of:

                                    646,500


 ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ]

 ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable.


 ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

 ITEM 9.          NOTICE OF DISSOLUTION OF THE GROUP:

                  Not Applicable


------------------
(2) Based on the 13,713,899 shares of MicroFinancial Incorporated's Common Stock outstanding as of the report filed on Form 10-K on September 30, 2005.

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 ITEM 10.         CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                          By:   /s/ Karen Fleiss
                                ---------------------------------------------
                                Name: Karen Fleiss